Exhibit 99.1

Investor Contact: Megan L. McPhail 314-309-6563 Megan.McPhail@SpireEnergy.com Media Contact: Jason Merrill 314-342-3300 Jason.Merrill@SpireEnergy.com

For Immediate Release

Spire reports FY25 second quarter results

ST. LOUIS (April 30, 2025) – Spire Inc. (NYSE: SR) today reported results for its fiscal 2025 second quarter ended March 31. Highlights include:

•
Second quarter net income of $209.3 million ($3.51 per diluted share) compared to $204.3 million ($3.58 per share) a year ago
•
Second quarter adjusted earnings* of $214.4 million ($3.60 per share) compared to $196.6 million ($3.45 per share) a year ago
•
Reaffirm fiscal 2025 adjusted earnings guidance range of $4.40–$4.60

For fiscal 2025 second quarter, Spire reported adjusted earnings per share of $3.60, an increase of $0.15 compared to last year. Gas Utility earnings grew as new rates across all utilities and higher Spire Missouri usage net of weather mitigation was partially offset by higher depreciation expense. Midstream earnings reflected growth due to additional capacity, contract renewals at higher rates and asset optimization for Spire Storage. Gas Marketing earnings were slightly lower due to market conditions.

“Our solid second quarter results reflect our continued commitment to operational excellence and disciplined execution of our strategy. We remain focused on safely delivering reliable energy to our customers while advancing key infrastructure investments enhancing our growth profile,” said Scott Doyle, president and chief executive officer of Spire. “As we move forward, our strategy remains unchanged, and we are confident in our ability to create long-term value for our customers, communities and shareholders. We continue to expect our fiscal 2025 earnings to be in the range of $4.40 to $4.60 per share.”

Second Quarter Results	Three Months Ended March 31,
	(Millions)		(Per Diluted Common Share)
	2025	2024	2025	2024
Adjusted Earnings (Loss)* by Segment
Gas Utility	$195.2	$188.0
Gas Marketing	14.8	15.5
Midstream	15.8	3.8
Other	(11.4)	(10.7)
Total	$214.4	$196.6	$3.60	$3.45
Fair value and timing adjustments, pre-tax	(6.9)	10.2	(0.12)	0.17
Income tax effect of adjustments	1.8	(2.5)	0.03	(0.04)
Net Income	$209.3	$204.3	$3.51	$3.58
Weighted Average Diluted Shares Outstanding	58.5	55.9

*Non-GAAP, see “Adjusted Earnings and Reconciliation to GAAP.”

Adjusted earnings excludes from net income, as applicable, the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities, and the largely non-cash impacts of other non-recurring or unusual items such as impairments and certain regulatory, legislative, or GAAP standard-setting actions.

Gas Utility

Gas Utility fiscal 2025 second quarter adjusted earnings were $195.2 million, an increase from $188.0 million in the prior year, reflecting higher earnings at Spire Missouri, partially offset by lower Spire Alabama earnings.

Contribution margin was $14.7 million higher primarily due to higher Spire Missouri Infrastructure System Replacement (ISRS) revenues, Spire Missouri usage net of weather mitigation and Spire Alabama margins due to the annual rate update. These items were partially offset by unfavorable usage net of weather mitigation at Spire Alabama.

After adjusting for the impact of a pension reclass and bad debt expense, operation and maintenance expense was $0.8 million lower than a year ago, reflecting lower administration and general and other support costs resulting from customer affordability initiatives implemented last year, offset, in part, by higher field operation expense.

Depreciation expense increased $4.1 million from last year reflecting increased capital investment. Interest expense decreased $4.5 million as a result of lower rates and lower average short-term debt balances. Gas carrying cost credits decreased by $3.2 million compared to the prior year due to lower gas cost balances.

Gas Marketing

Gas Marketing fiscal 2025 second quarter adjusted earnings were $14.8 million compared to $15.5 million in the prior year. Earnings in the current year reflect reduced volatility in regional basis differentials.

Midstream

Midstream fiscal 2025 second quarter adjusted earnings were $15.8 million, up from $3.8 million in the year-ago period. The improvement was driven by higher Spire Storage earnings, reflecting additional capacity, contract renewals at higher rates and asset optimization.

Other

Spire’s other activities reported an adjusted loss of $11.4 million versus $10.7 million in the prior year. The variance in earnings is primarily due to higher interest expense reflecting higher balances partially offset by lower short-term rates. This increase was partially offset by lower corporate expenses.

Year-to-Date Results	Six Months Ended March 31,
	(Millions)		(Per Diluted Common Share)
	2025	2024	2025	2024
Adjusted Earnings (Loss)* by Segment
Gas Utility	$273.0	$263.8
Gas Marketing	17.0	22.7
Midstream	27.8	6.2
Other	(22.3)	(13.4)
Total	$295.5	$279.3	$4.95	$4.96
Fair value and timing adjustments, pre-tax	(6.6)	15.4	(0.12)	0.27
Acquisition and restructuring activities, pre-tax	—	(1.9)	—	(0.03)
Income tax effect of adjustments	1.7	(3.4)	0.03	(0.06)
Net Income	$290.6	$289.4	$4.86	$5.14
Weighted Average Diluted Shares Outstanding	58.2	54.7

*Non-GAAP, see “Adjusted Earnings and Reconciliation to GAAP.”

For the first six months of fiscal 2025, Spire reported consolidated net income of $290.6 million ($4.86 per diluted share) compared to prior-year net income of $289.4 million ($5.14 per diluted share). Adjusted earnings were $295.5 million ($4.95 per share) compared to $279.3 million ($4.96 per share) last year. The results reflect growth at the Gas Utility and Midstream segments, partially offset by lower Gas Marketing earnings.

Gas Utility results reflect a solid performance across all utilities. Earnings increased due to new rates and Spire Missouri usage net of weather mitigation. These items were offset, in part, by unfavorable usage net of impact of weather mitigation at Spire Alabama and higher depreciation costs.

Gas Marketing adjusted earnings were lower compared to a year ago due to market conditions.

Midstream adjusted earnings improved driven by additional storage capacity, contract renewals at higher rates, asset optimization and the acquisition of MoGas.

Spire’s other activities reflect higher interest expense in the current year and the absence of a prior-year benefit of an interest rate hedge.

Guidance and Outlook

Spire continues to expect fiscal 2025 adjusted earnings to be in the range of $4.40–$4.60 per share. We remain confident in our ability to grow long-term adjusted earnings per share 5–7% driven by an expected long-term 7–8% annualized rate base growth at Spire Missouri, reflecting our robust capital investment plan, and 6% equity growth at Spire Alabama and Spire Gulf.

Our 10-year $7.4 billion capital investment target through fiscal 2034 is driven by investment in infrastructure upgrades and new business in the Gas Utility segment. Expected total capital expenditures for fiscal 2025 has increased from $790 million to $840 million.

Conference Call and Webcast

Spire will host a conference call and webcast today to discuss its fiscal 2025 second quarter financial results. To access the call, please dial the applicable number approximately 5–10 minutes in advance.

Date and Time:	Wednesday, April 30

9 a.m. CT (10 a.m. ET)

Phone Numbers:	U.S. and Canada:	844-824-3832
	International:	412-317-5142

The webcast can be accessed at Investors.SpireEnergy.com under Events & Presentations. A replay of the call will be available approximately one hour following the call until May 7, 2025, by dialing 877-344-7529 (U.S.), 855-669-9658 (Canada), or 412-317-0088 (international). The replay access code is 5397934.

About Spire

At Spire Inc. (NYSE: SR) we believe energy exists to help make people’s lives better. It’s a simple idea, but one that’s at the heart of our company. Every day we serve 1.7 million homes and businesses making us one of the largest publicly traded natural gas companies in the country. We help families and business owners fuel their daily lives through our gas utilities serving Alabama, Mississippi and Missouri. Our natural gas-related businesses include Spire Marketing and Spire Midstream. We are committed to transforming our business through growing organically, investing in infrastructure, and advancing through innovation. Learn more at SpireEnergy.com.

Forward-Looking Information and Non-GAAP Measures

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Spire’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with acquisitions. More complete descriptions and listings of these uncertainties and risk factors can be found in the Company’s annual (Form 10-K) and quarterly (Form 10-Q) filings with the Securities and Exchange Commission.

This news release includes the non-GAAP financial measures of “adjusted earnings,” “adjusted earnings per share,” and “contribution margin.” Management also uses these non-GAAP measures internally when evaluating the Company’s performance and results of operations. Adjusted earnings exclude from net income, as applicable, the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities and the largely non-cash impacts of impairments and other non-recurring or unusual items such as certain regulatory, legislative, or GAAP standard-setting actions. The fair value and timing adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. Contribution margin adjusts revenues to remove the costs that are directly passed on to customers and collected through revenues, which are the wholesale cost of natural gas and gross receipts taxes. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income, net income, or earnings per share.

Condensed Consolidated Statements of Income – Unaudited

(In Millions, except per share amounts)	Three Months Ended March 31,		Six Months Ended March 31,
	2025	2024	2025	2024
Operating Revenues	$1,051.3	$1,128.5	$1,720.4	$1,885.1
Operating Expenses:
Natural gas	454.9	540.8	724.9	907.8
Operation and maintenance	139.4	137.8	268.7	268.5
Depreciation and amortization	73.7	68.9	146.0	135.9
Taxes, other than income taxes	76.9	82.4	125.6	135.1
Total Operating Expenses	744.9	829.9	1,265.2	1,447.3
Operating Income	306.4	298.6	455.2	437.8
Interest Expense, Net	47.4	52.2	95.4	102.8
Other Income, Net	3.0	7.3	3.6	24.8
Income Before Income Taxes	262.0	253.7	363.4	359.8
Income Tax Expense	52.7	49.4	72.8	70.4
Net Income	209.3	204.3	290.6	289.4
Provision for preferred dividends	3.7	3.7	7.4	7.4
Income allocated to participating securities	0.3	0.3	0.4	0.4
Net Income Available to Common Shareholders	$205.3	$200.3	$282.8	$281.6

Weighted Average Number of Shares Outstanding:
Basic	58.3	55.8	58.0	54.6
Diluted	58.5	55.9	58.2	54.7

Basic Earnings Per Common Share	$3.52	$3.59	$4.88	$5.16
Diluted Earnings Per Common Share	$3.51	$3.58	$4.86	$5.14
Dividends Declared Per Common Share	$0.785	$0.755	$1.570	$1.510

Condensed Consolidated Balance Sheets – Unaudited

(In Millions)	March 31,	September 30,	March 31,
	2025	2024	2024
ASSETS
Utility Plant	$9,080.6	$8,779.1	$8,480.3
Less: Accumulated depreciation and amortization	2,575.1	2,535.8	2,509.3
Net Utility Plant	6,505.5	6,243.3	5,971.0
Non-utility Property	1,005.7	955.3	886.2
Other Investments	117.9	115.3	105.3
Total Other Property and Investments	1,123.6	1,070.6	991.5
Current Assets:
Cash and cash equivalents	15.2	4.5	25.6
Accounts receivable, net	529.9	277.4	466.7
Inventories	179.1	263.9	214.8
Other	183.6	225.5	298.6
Total Current Assets	907.8	771.3	1,005.7
Deferred Charges and Other Assets	2,809.8	2,775.5	2,743.2
Total Assets	$11,346.7	$10,860.7	$10,711.4

CAPITALIZATION AND LIABILITIES
Capitalization:
Preferred stock	$242.0	$242.0	$242.0
Common stock and paid-in capital	2,036.4	1,959.9	1,957.4
Retained earnings	1,207.6	1,018.7	1,155.3
Accumulated other comprehensive income	22.7	12.1	35.6
Total Shareholders' Equity	3,508.7	3,232.7	3,390.3
Temporary equity	9.3	8.6	10.3
Long-term debt (less current portion)	3,348.5	3,704.4	3,421.4
Total Capitalization	6,866.5	6,945.7	6,822.0
Current Liabilities:
Current portion of long-term debt	392.5	42.0	307.0
Notes payable	1,015.0	947.0	786.0
Accounts payable	283.5	237.2	193.4
Accrued liabilities and other	421.5	477.7	363.9
Total Current Liabilities	2,112.5	1,703.9	1,650.3
Deferred Credits and Other Liabilities:
Deferred income taxes	890.7	808.4	816.6
Pension and postretirement benefit costs	110.8	146.7	130.0
Asset retirement obligations	592.3	579.9	589.7
Regulatory liabilities	637.0	535.5	557.7
Other	136.9	140.6	145.1
Total Deferred Credits and Other Liabilities	2,367.7	2,211.1	2,239.1
Total Capitalization and Liabilities	$11,346.7	$10,860.7	$10,711.4

Condensed Consolidated Statements of Cash Flows – Unaudited

(In Millions)	Six Months Ended March 31,
	2025	2024
Operating Activities:
Net Income	$290.6	$289.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	146.0	135.9
Deferred income taxes and investment tax credits	71.8	69.5
Changes in assets and liabilities	(59.5)	61.5
Other	4.9	3.1
Net cash provided by operating activities	453.8	559.4

Investing Activities:
Capital expenditures	(479.2)	(409.3)
Business acquisitions, net of cash acquired	—	(177.4)
Other	1.9	2.8
Net cash used in investing activities	(477.3)	(583.9)

Financing Activities:
Issuance of long-term debt	—	175.0
Repayment of long-term debt	(7.0)	(156.6)
Issuance (repayment) of short-term debt, net	68.0	(169.5)
Issuance of common stock	75.6	286.8
Dividends paid on common stock	(90.0)	(80.5)
Dividends paid on preferred stock	(7.4)	(7.4)
Other	(4.6)	(2.7)
Net cash provided by financing activities	34.6	45.1

Net Increase in Cash, Cash Equivalents, and Restricted Cash	11.1	20.6
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	34.9	25.8
Cash, Cash Equivalents, and Restricted Cash at End of Period	$46.0	$46.4

Adjusted Earnings and Reconciliation to GAAP

(In Millions, except per share amounts)	Gas Utility	Gas Marketing	Midstream	Other	Total	Per Diluted Common Share (2)
Three Months Ended March 31, 2025
Net Income (Loss) [GAAP]	$195.2	$9.7	$15.8	$(11.4)	$209.3	$3.51
Adjustments, pre-tax:
Fair value and timing adjustments	—	6.9	—	—	6.9	0.12
Income tax effect of adjustments (1)	—	(1.8)	—	—	(1.8)	(0.03)
Adjusted Earnings (Loss) [Non-GAAP]	$195.2	$14.8	$15.8	$(11.4)	$214.4	$3.60

Three Months Ended March 31, 2024
Net Income (Loss) [GAAP]	$188.3	$22.9	$3.8	$(10.7)	$204.3	$3.58
Adjustments, pre-tax:
Fair value and timing adjustments	(0.4)	(9.8)	—	—	(10.2)	(0.17)
Income tax effect of adjustments (1)	0.1	2.4	—	—	2.5	0.04
Adjusted Earnings (Loss) [Non-GAAP]	$188.0	$15.5	$3.8	$(10.7)	$196.6	$3.45

	Gas Utility	Gas Marketing	Midstream	Other	Total	Per Diluted Common Share (2)
Six Months Ended March 31, 2025
Net Income (Loss) [GAAP]	$273.0	$12.1	$27.8	$(22.3)	$290.6	$4.86
Adjustments, pre-tax:
Fair value and timing adjustments	—	6.6	—	—	6.6	0.12
Income tax effect of adjustments (1)	—	(1.7)	—	—	(1.7)	(0.03)
Adjusted Earnings (Loss) [Non-GAAP]	$273.0	$17.0	$27.8	$(22.3)	$295.5	$4.95

Six Months Ended March 31, 2024
Net Income (Loss) [GAAP]	$263.8	$34.3	$4.7	$(13.4)	$289.4	$5.14
Adjustments, pre-tax:
Fair value and timing adjustments	—	(15.4)	—	—	(15.4)	(0.27)
Acquisition activities	—	—	1.9	—	1.9	0.03
Income tax effect of adjustments (1)	—	3.8	(0.4)	—	3.4	0.06
Adjusted Earnings (Loss) [Non-GAAP]	$263.8	$22.7	$6.2	$(13.4)	$279.3	$4.96

(1) Income tax adjustments include amounts calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items.

(2) Adjusted earnings per share is calculated by replacing consolidated net income with consolidated adjusted earnings in the GAAP diluted EPS calculation, which includes reductions for cumulative preferred dividends and participating shares.

Contribution Margin and Reconciliation to GAAP

(In Millions)	Gas Utility	Gas Marketing	Midstream	Other	Elimi- nations	Consoli- dated
Three Months Ended March 31, 2025
Operating Income [GAAP]	$272.0	$12.4	$21.8	$0.2	$—	$306.4
Operation and maintenance expenses	122.8	6.7	9.8	4.6	(4.5)	139.4
Depreciation and amortization	69.5	0.3	3.8	0.1	—	73.7
Taxes, other than income taxes	75.1	0.7	1.1	—	—	76.9
Less: Gross receipts tax expense	(55.1)	(0.1)	—	—	—	(55.2)
Contribution Margin [Non-GAAP]	484.3	20.0	36.5	4.9	(4.5)	541.2
Natural gas costs	430.8	33.5	1.9	—	(11.3)	454.9
Gross receipts tax expense	55.1	0.1	—	—	—	55.2
Operating Revenues	$970.2	$53.6	$38.4	$4.9	$(15.8)	$1,051.3

Three Months Ended March 31, 2024
Operating Income (Loss) [GAAP]	$261.8	$30.0	$7.4	$(0.6)	$—	$298.6
Operation and maintenance expenses	121.6	6.2	9.4	4.7	(4.1)	137.8
Depreciation and amortization	65.4	0.4	3.0	0.1	—	68.9
Taxes, other than income taxes	80.7	0.5	1.1	(0.1)	0.2	82.4
Less: Gross receipts tax expense	(59.9)	(0.1)	—	—	—	(60.0)
Contribution Margin [Non-GAAP]	469.6	37.0	20.9	4.1	(3.9)	527.7
Natural gas costs	543.2	8.9	0.6	—	(11.9)	540.8
Gross receipts tax expense	59.9	0.1	—	—	—	60.0
Operating Revenues	$1,072.7	$46.0	$21.5	$4.1	$(15.8)	$1,128.5

Six Months Ended March 31, 2025
Operating Income [GAAP]	$399.8	$15.1	$39.1	$1.2	$—	$455.2
Operation and maintenance expenses	237.8	10.7	20.8	8.2	(8.8)	268.7
Depreciation and amortization	137.6	0.7	7.5	0.2	—	146.0
Taxes, other than income taxes	123.1	0.6	1.9	—	—	125.6
Less: Gross receipts tax expense	(81.8)	(0.2)	—	—	—	(82.0)
Contribution Margin [Non-GAAP]	816.5	26.9	69.3	9.6	(8.8)	913.5
Natural gas costs	685.4	59.5	2.6	—	(22.6)	724.9
Gross receipts tax expense	81.8	0.2	—	—	—	82.0
Operating Revenues	$1,583.7	$86.6	$71.9	$9.6	$(31.4)	$1,720.4

Six Months Ended March 31, 2024
Operating Income (Loss) [GAAP]	$384.1	$44.7	$10.7	$(1.7)	$—	$437.8
Operation and maintenance expenses	238.3	10.6	18.0	9.7	(8.1)	268.5
Depreciation and amortization	129.6	0.8	5.3	0.2	—	135.9
Taxes, other than income taxes	132.3	0.8	1.8	—	0.2	135.1
Less: Gross receipts tax expense	(90.9)	(0.2)	—	—	—	(91.1)
Contribution Margin [Non-GAAP]	793.4	56.7	35.8	8.2	(7.9)	886.2
Natural gas costs	903.6	25.4	0.6	—	(21.8)	907.8
Gross receipts tax expense	90.9	0.2	—	—	—	91.1
Operating Revenues	$1,787.9	$82.3	$36.4	$8.2	$(29.7)	$1,885.1